Exhibit 99.22

Excerpts from Section C - “The Québec Economy: Recent Developments and Outlook for 2016 and 2017” of “Budget 2016-2017 - The Québec Economic Plan – March 2016”, March 17, 2016

TABLE C. 3

Economic outlook for Québec
(percent change, unless otherwise indicated)

		2015	2016	2017
Output
Real gross domestic product		1.1	1.5	1.6
Nominal gross domestic product		2.0	3.2	3.3
Nominal gross domestic product ($ billion)		377.5	389.6	402.5
Components of GDP (in real terms)
Final domestic demand		0.6	1.2	1.3
–	Household consumption	1.4	1.9	1.7
–	Government spending and investment	0.3	0.2	0.3
–	Residential investment	0.9	0.1	−0.7
–	Non-residential business investment	−4.7	0.0	2.8
Exports		1.8	2.8	2.6
Imports		0.7	1.5	1.9
Labour market
Population (thousands)		8 263.6	8 329.5	8 394.8
Population aged 15 and over (thousands)		6 843.3	6 887.8	6 932.0
Jobs (thousands)		4 097.0	4 126.8	4 156.0
Job creation (thousands)		37.3	29.8	29.2
Unemployment rate (%)		7.6	7.5	7.2
Other economic indicators (in nominal terms)
Household consumption		2.6	3.5	3.7
–	Excluding gasoline	3.5	3.9	3.4
–	Excluding food and rent	2.2	3.4	3.7
Housing starts (thousands of units)		37.9	36.0	34.4
Residential investment		2.5	2.1	1.0
Non-residential business investment		−1.1	3.7	4.0
Wages and salaries		2.1	3.1	3.1
Household income		3.2	3.1	3.2
Net operating surplus of corporations		−5.0	5.9	6.0
Consumer price index		1.1	1.5	2.4
–	Excluding food and energy	1.8	1.8	1.8
GDP per capita ($)		45 687	46 770	47 950
Disposable income per capita ($)		26 725	27 364	27 989

Sources:	Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

C.26

TABLE C. 5

Canadian financial markets
(average annual rate in per cent, unless otherwise indicated)

	2015	2016	2017
Target for the overnight rate	0.6	0.5	0.6
3-month Treasury bills	0.5	0.5	0.7
10-year bonds	1.5	1.5	2.3
Canadian dollar (in U.S. cents)	77.5	70.6	71.9

Sources:	Statistics Canada, Bloomberg and Ministère des Finances du Québec.

C.54